Exhibit 99.1
News Release
For Immediate Release
GenCorp Completes Consent Solicitation With Respect
to Its 9 1/2% Senior Subordinated Notes due 2013
and Amends Its Senior Credit Facility
SACRAMENTO, Calif. — June 27, 2006 — GenCorp Inc. (“GenCorp”) (NYSE: GY) announced today that pursuant to the terms of its previously announced consent solicitation with respect to a proposed amendment to the Indenture governing its 9 1/2% Senior Subordinated Notes due 2013 (the “Notes”) it has received consents to the amendment representing greater than a majority in principal amount of the Notes outstanding as of the expiration of the consent solicitation at 5:00 p.m., New York City time, on June 27, 2006 (the “Expiration Time”).
As of the Expiration Time, consents had been received from $96.9 million in aggregate principal amount, or approximately 99%, of the outstanding Notes. GenCorp, its subsidiaries that are party to the Indenture and the trustee under the Indenture have entered into a Second Supplemental Indenture including the proposed amendment. Payment of the consent fee is expected to be made on Wednesday, June 28, 2006.
In addition, GenCorp announced today that it has amended its senior credit agreement primarily to increase its letter of credit subfacility from $44 million to $80 million to provide capacity for additional letters of credit required by various environmental agencies, and increase term loans to provide collateral for the April 2007 maturity of $19.8 million outstanding under GenCorp’s 5 3/4% Convertible Subordinated Notes.
The detailed terms and conditions of the consent solicitation are contained in the consent solicitation statement dated June 8, 2006, as supplemented by subsequent press releases announcing extensions of the expiration date of the consent solicitation and an increase in the consent fee. Wachovia Securities is the Solicitation Agent for the consent solicitation. Persons with questions regarding the consent solicitation should contact Wachovia Securities, Liability Management Group at (704) 715-8341 (collect) or (866) 309-6316 (toll-free). Holders of Notes can obtain copies of the consent solicitation statement and related material from the Information and Tabulation Agent, Global Bondholder Services Corporation, at (212) 430-3774 (banks and brokers) or (866) 470-4500 (toll-free).

About GenCorp
GenCorp is a technology-based manufacturer of aerospace and defense products and systems with a real estate business segment that includes activities related to the entitlement, sale and leasing of GenCorp’s excess real estate assets. Additional information about GenCorp can be obtained by visiting GenCorp’s web site at http://www.GenCorp.com.
Forward Looking Statements
This press release contains forward-looking statements based on current management expectations. Numerous factors, including those related to market conditions and those detailed from time to time in GenCorp’s filings with the Securities and Exchange Commission, may cause results to differ materially from those anticipated in the forward-looking statements. Many of the factors that will determine GenCorp’s future results are beyond the ability of GenCorp to control or predict. These statements are subject to risks and uncertainties and, therefore, actual results may differ materially. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. GenCorp undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.
Contact Information: Investors: Yasmin Seyal, senior vice president & chief financial officer 916-351-8585 Media: Linda Cutler, vice president, corporate communications 916-351-8650

2